Exhibit 99.1

FINAL TRANSCRIPT

May. 07. 2009 / 11:00AM ET, LCUT - Q1 2009 Lifetime Brands, Inc. Earnings Conference Call

FINAL TRANSCRIPT

Conference Call Transcript LCUT - Q1 2009 Lifetime Brands, Inc. Earnings Conference Call Event Date/Time: May. 07. 2009 / 11:00AM ET

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FINAL TRANSCRIPT

May. 07. 2009 / 11:00AM ET, LCUT - Q1 2009 Lifetime Brands, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Harriet Fried

Lippert/Heilshorn & Assoc - IR

Jeff Siegel

Lifetime Brands, Inc. - President, CEO

Larry Winoker

Lifetime Brands, Inc. - SVP, CFO

CONFERENCE CALL PARTICIPANTS

Gary Giblen

Axiom Capital - Analyst

Rick Fetterman

Fetterman Investment - Analyst

PRESENTATION

Operator

Welcome to the Lifetime Brands first quarter earnings call. At this time all participants are in a listen-only mode. Following Management’s prepared remarks, we’ll hold a Q&A session. (OPERATOR INSTRUCTIONS) As a reminder, this conference is being recorded today, May 7, 2009.

I would now like to turn the conference over to Harriet Fried of LHA. Please go ahead, ma’am.

Harriet Fried - Lippert/Heilshorn & Assoc - IR

Good morning, everyone, and thank you for joining Lifetime Brand’s first quarter 2009 conference call. With us today from Management are Jeff Siegel, President and Chief Executive Officer; and Larry Winoker, Senior Vice President and Chief Financial Officer.

Before we begin I’ll read the Safe Harbor statement under the Private Securities Litigation Reform Act of 1995. The statements that are about to be made in this conference call that are not historical facts are forward-looking statements and involve risks and uncertainties, including the Company’s ability to comply with the requirements of its credit agreement; the availability of funding under that credit agreement; the Company’s ability to maintain adequate liquidity and financing sources and an appropriate level of debt; changes in general economic conditions which could affect customer payment practices or consumer spending; changes in demand for the Company’s products; shortages and price volatility for certain commodities; the effective competition on the Company’s markets; and other risks, detailed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update these forward-looking statements.

The Company’s earnings release contains non-GAAP financial measures within the meaning of Regulation G, promulgated by the SEC. Included in this morning’s release is a reconciliation of these non-GAAP financial measures to the comparable financial measures calculated in accordance with GAAP.

With that introduction, I’d like to turn the call over to Mr. Siegel. Please go ahead, Jeff.

Jeff Siegel - Lifetime Brands, Inc. - President, CEO

Thank you, Harriet, and good morning, everyone. It’s been quite a while since we’ve held an earnings call, and obviously much has happened both in the overall economy and within our own Company in the intervening months. Many of those events make it more difficult to present a simple comparison of our first quarter versus the same quarter in 2008.

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FINAL TRANSCRIPT

May. 07. 2009 / 11:00AM ET, LCUT - Q1 2009 Lifetime Brands, Inc. Earnings Conference Call

In our remarks today, Larry and I will call out those factors as well as go over our current strategic initiatives and why we’re optimistic about the Company’s prospects in 2009 and the coming years.

As you know, this morning, Lifetime reported a loss of $6 million, or $0.50 per diluted share, for the quarter. Our business is highly seasonal, and we customarily lose money in the first quarter of the year. While it always hard to do a true apples-to-apples comparison, I am pleased to note that compared to 2008 we reduced our operating loss before restructuring expenses for the quarter by 57%.

The many factors that make these numbers different from our first quarter in 2008 results include on the wholesale side we did not own Mikasa in last year’s first quarter. As I’ll discuss shortly, this brand has been a great addition for Lifetime, but it also complicates year-over-year comparisons since we’re now marketing certain products under the Mikasa brand that we would have normally otherwise marketed under one or more of Lifetime’s other brands. Although the additional SG&A we brought on when we acquired Mikasa is small, it obscures the overall level of savings we’ve realized in SG&A.

Additionally, our first quarter 2008 results included $3 million in sales to Linens ‘n Things, which went out of business later that year.

In 2008, first quarter results also included $1 million of sales to certain Canadian accounts, including our distributor, that are now being serviced through our alliance with Accent-Fairchild Group, which purchases goods directly from our factories in Asia. We share in the profits through royalties and other payments that flow directly to our bottom line.

On the direct-to-consumer side, our retail stores were still open in last year’s first quarter. In addition, last year we were holding going-out-of-business sales in the stores, which inflated our first quarter results -- sales results in 2008.

In the 2008 first quarter we took a pre-tax charge of $2.9 million related to the closing of our retail stores, while this year our pre-tax charge amounted to $824,000.

Sales have been impacted by tighter inventory management controls by key customers as well as lower overall consumer spending. Having said that, it’s important to note that as the quarter progressed, and even into the second quarter, we saw an increase in retail point-of-sale trends that has outpaced our own revenue growth. This demonstrates that the destocking initiatives of several retailers that began in the second half of last year has continued. I expect that if positive point-of-sale trends continue we will see retailers begin to increase their inventories.

With that background in mind, I’d like to say that we are pleased with the improvement in Lifetime’s results for the first three months of 2009.

Beginning in the second quarter of 2008, we responded to weakening consumer demand by aggressively moving to reduce our SG&A and capital spending. The results of these moves have begun to bear fruit. In addition, we reduced inventory levels and rationalized SKU counts without negatively affecting service levels. We consolidated our West Coast distribution centers, which improved efficiency as well as reducing costs. And we aligned our operations to fit current market conditions by reducing headcount, streamlining distribution and taking other measures to cut overhead.

We expect that for 2009 the reduction in SG&A and distribution expense will total between $6 million and $8 million dollars. This is in addition to the savings we will have as a result of the closing of our retail stores.

This focus on improving liquidity and paring our distribution and SG&A expense is continuing today. For example, we’re now in the process of winding down operations in our York, Pennsylvania distribution center. This will benefit both our wholesale tableware business and our internet and catalog-based businesses, as distribution will be moved to our lower-cost facilities.

Another important strategy we put in place in 2008 was a plan for each of our wholesale businesses to increase market share. This focus on gaining market share, which I want to emphasize is not at the expense of margins, has also begin to pay off -- begun to pay off and should enable us to increase our wholesale sales, even if the economy does not improve this year.

One place where we have not reduced our spending is on product development. Our emphasis on product development has moved towards investing the development of those products that have the ability to do significant volume and aid us in gaining market share at all levels of retail.

At the recently concluded International Home and Housewares Show and at the New York Tabletop Show, we introduced well over 1,500 new products, many of which were very well received and have the potential to greatly impact the revenue of several of our wholesale businesses.

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May. 07. 2009 / 11:00AM ET, LCUT - Q1 2009 Lifetime Brands, Inc. Earnings Conference Call

In dinnerware, which has been a business that did not do well in 2007 or 2008, we have developed well over 200 new patterns under the Mikasa, and Pfaltzgraff brands, as well as several private label brands run by our key retail partners.

Our placement and market share for 2009 in existing and new accounts continues to grow and we anticipate the business to be profitable this year.

Mikasa has proven to be a truly wonderful acquisition. It is the right brand at the right time. Mikasa appeals to younger consumers, and our price points are in the sweet spot for better dinnerware, glassware and flatware.

Point-of-sale results shared by our retail partners has consistently shown double-digit increases over prior time period -- periods.

Another relatively recent initiative that is doing well is our broad line of food prep products under the Vasconia brand, which is targeted to the underserved but fast-growing market of Hispanic consumers in the US. We’re gaining traction with the line, and in 2009 we are rolling out some other initiatives like the eco-friendly products we originally intended to launch last year but were delayed by retailers because of the -- the economic climate was so poor.

In addition to having closed our brick-and-mortar stores, we have also implemented some important strategic changes to our internet and catalog businesses. Beginning in the fourth quarter of 2008, we redesigned our Pfaltzgraff and Mikasa internet sites and moved them to a new hosting platform. This has resulted in lower costs and improved functionality for us and in a better shopping experience for the consumer. As was expected and is customary when making significant changes to familiar websites, the changes resulted in a short-term downturn in conversion.

We’re also are cutting back on the number and frequency of catalogs that we mail. While this will decrease catalog sales, we expect the revenue loss to be more than offset by lower costs and greater productivity.

Over the last year, most of our important wholesale customers have substantially increased their commitment to their own internet businesses with the result that we now are shipping goods directly to their consumers.

The experience we have had with our own internet business has helped us understand the challenges of processing small orders and shipping them directly to consumers and has allowed us to become better partners to our customers. We expect that sales through our customer’s web sites will be one of our fastest growing sales channels for the next few years.

In the severe recession our country is going through, it is extremely difficult to predict revenue for the full year, and, as a result, we’ve developed several contingency plans to enable us to achieve profitability under various scenarios. Since we’re already well into the second quarter, based on our current order flow, which has straightened -- strengthened as the year progressed, we do anticipate our wholesale revenue in this quarter will be higher than the wholesale revenue in last year’s second quarter.

Finally, I’d like to note that for the last five months we have seen costs decline due to dramatic reductions in the price of raw material and ocean freight as well as excess factory capacity as a result of lower worldwide demand. While we have factored a significant part of these lower costs into our pricing to retailers in order to stimulate demand, we never less -- nevertheless expect our margins to improve as the year progresses and we work through the inventories that were acquired before the costs declined.

At this time I’d like to turn the call over to our CFO to provide more details on our first quarter results, including the impact of the new FASB Staff Position APB 14-1. Larry will also cover the important points regarding the amendments to our existing loan agreement that we announced in March. Larry?

Larry Winoker - Lifetime Brands, Inc. - SVP, CFO

Thanks, Jeff. Our net loss was $6 million, or $0.50 per share for the first quarter of 2009, as compared to a loss of $6.4 million, or $0.53 per share in a 2008 period.

Due to accounting guidance for income taxes, the Company did not recognize a tax benefit of a loss in the 2009 quarter. The loss before income taxes and restructuring expenses was $5.4 million in 2009, versus $8.6 million lost in the 2008 period, an improvement of $3.2 million.

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FINAL TRANSCRIPT

May. 07. 2009 / 11:00AM ET, LCUT - Q1 2009 Lifetime Brands, Inc. Earnings Conference Call

Please note that the 2008 and 2009 quarter results reflect the adoption of a new accounting pronouncement affecting our convertible notes, as described in the earnings release issued earlier this morning.

In our wholesale segment, net sales were $83.6 million for the first quarter of 2009, an increase of $3.2 million from the 2008 period. The 2009 period increase includes $8.3 million of net sales for Mikasa. This increase is offset by lower volume primarily in our food preparation products category. The decline reflects the continuing economic weakness and retailers’ inventory management.

In addition, as Jeff noted, the 2008 quarter includes sales to Linens ‘n Things and certain direct Canadian sales, which aggregated to $4 million that we don’t have in the 2009 period.

In our direct-to-consumer segment, net sales, which includes revenues from shipping and handling charges, were $6.6 million for the 2009 quarter, versus $17.8 million in the 2008 period. Our direct-to-consumer business now consists of internet and catalog only as we closed all our retail stores last December.

Excluding the retail stores, the 2008 period sales were $6.2 million. This increase is due to the inclusion of revenue from the Mikasa.com website, which increase is offset in part by lower shipping revenue due to free shipping promotion.

On a consolidated basis, gross margin for the first quarter of 2009 was 35.5% of net sales, compared to 39.3% in 2008. Wholesale gross margin was 33% in 2009 and 36.8% in 2008. The reduction was due, in part, to a shipment product and customer mix. The 2008 period margin also reflects some cost of sales, inventory that was purchased in 2008 when commodity and transportation costs were higher than they currently are.

As these costs have since declined, the lower cost of inventory will be reflected in results of future quarters. In direct-to-consumer, gross margin was 67.4% in 2009, versus 50.7% in 2008. The 2008 period had lower gross margin because of the retail store going-out-of-business activity. Gross margin, excluding the retail store operations, was 66.8%.

Overall, distribution expenses were 12.2% of sales in ‘09, versus 13.6% in ‘08. Wholesale distribution expenses were 10.1% in ‘09 and 12.7% in ‘08. The improvement is attributable to the elimination of implicative expenses that we incurred in 2008 during the consolidation of our West Coast facilities and improved labor efficiency.

For direct-to-consumer distribution expenses, with 39.8% in ‘09 and 17.8% in ‘08. Excluding the retail store operations, distribution expense in 2008 was 41.3%. Structurally, distribution expenses are much higher for the internet and catalog channels, than it is for retail store operations.

In addition, due to the wind-down of our York distribution facility, we incurred substantial inefficiencies in that facility during the 2009 quarter. The facility will cease operations by the end of the second quarter.

SG&A expenses in 2009 were $23.6 million versus $31.1 million in 2008, and approximately $24.1 million in 2008, excluding the retail stores. The decrease reflects reduced employee cost and lower selling expenses such as travel, tradeshows and advertising, which were offset in part by the inclusion of Mikasa.

In the first quarter of 2009, restructuring expenses of $824,000 related to the initiative that began in late 2008, primarily for lease obligations. The Company reported $2.9 million of restructuring in 2008 in connection with the Farberware retail store closings that began in December of 2007.

Our loss from operations restructuring was $2.5 million in ‘09 and $4.9 in ‘08, a reduction of 57%. Wholesale income from operations was $824,000 in ‘09, versus $345,000 last year, a 138% improvement. And excluding restructuring expenses, the direct-to-consumer segment loss was $676,000, versus $3.6 million in ‘08, an 81% improvement.

Interest expense to 2009 was $2.9 million versus $2.7 million in ‘08. This increase was due to higher average interest rates and, to a less extent, higher average borrowings in ‘09.

As I noted earlier, we did not record a federal income tax benefit for the loss incurred in the 2009 quarter. The expense of $135,000 primarily relates to minimum state taxes.

Turning to the balance sheet, in March we amended our bank credit facility. The amendment changes several important provisions of the agreement, including, among other things, changes to the borrowing base, revising financial covenants and limiting restricted payments and acquisitions.

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FINAL TRANSCRIPT

May. 07. 2009 / 11:00AM ET, LCUT - Q1 2009 Lifetime Brands, Inc. Earnings Conference Call

In addition, the maturity date was changed to January 31, 2011. Although this is beyond one year from the balance sheet date, due to the lockbox arrangement, accounting rules require that the outstanding balance be classified as a current liability.

There are other important provisions of the amendment, so I refer you to the full amendment, which was filed with the 2008 Form 10-K.

At March 31, 2009, availability under the facility was $36.4 million, which is net of $10 million of minimum required availability.

As a result of the federal tax loss incurred for 2008, the Company filed for a refund of prior year payments in the amount of $11.4 million. We have been informed that the refund is in process and we should expect to receive it shortly. Assuming we had received May 1st of 2009, availability under the facility would have been $45.3 million, which also is net of the $10 million minimum required availability.

We continue our focus to improve liquidity and pare distribution and SG&A expenses. We are nearing completing the consolidation of our East Coast distribution into a single facility, with the wind-down of operations in York, Pennsylvania. And as we previous reported, we have consolidated our West Coast distribution also into a single facility.

We successfully transitioned the Mikasa distribution out of Charleston, South Carolina at the end of December, which reduced our distribution costs and improved overall utilization of our distribution capacity.

We continue to evaluate ways to improve distribution efficiency, including reducing the fixed expense portion of the operations.

As noted earlier, SG&A expenses, excluding retail store operation, declined from $24.1 million to $23.6 million, despite the inclusion of Mikasa.

As a percent of net sales, SG&A declined to 23.2% in first quarter of ‘09, versus 27.8% in 2008.

Furthermore, our efforts to right-size inventory continues. Our comparable inventory at March 31, 2009 -- that is excluding the acquisition of Mikasa and the closing of the retail stores -- has declined by approximately $13 million, compared to 2008 at the same date, March 31st. We believe there is opportunity to further reduce inventory without sacrificing customer service.

During the first quarter of 2009, capital expenditures were $700,000, and we anticipate that we will incur less than $6 million for the full year.

With the closing of the retail stores, which has produced negative operating cash flows and tied up capital and the actions I discussed, we believe we are taking the appropriate actions to strengthen our balance sheet without adversely affecting our business.

Ongoing review and analyses of our operations to identify other ways to improve profitability is an integral part of our how we operate our business.

Operator, we’re ready to take questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS) And your first question is from Gary Giblen from Axiom Capital.

Gary Giblen - Axiom Capital - Analyst

Morning, everybody.

Jeff Siegel - Lifetime Brands, Inc. - President, CEO

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FINAL TRANSCRIPT

May. 07. 2009 / 11:00AM ET, LCUT - Q1 2009 Lifetime Brands, Inc. Earnings Conference Call

Morning.

Gary Giblen - Axiom Capital - Analyst

I was just wondering do you think that the $3 million of sales that you mentioned you didn’t realize from Linens ‘n Things, was that picked up by Bed Bath or other accounts, or was it truly lost?

Jeff Siegel - Lifetime Brands, Inc. - President, CEO

You always lose a percentage, Gary. There’s a -- some gets picked up by a number of customers. You can’t put -- I can’t put a finger on who would -- who picked up some. But you certainly lose some to -- you know, some just goes away. That’s just normal.

Gary Giblen - Axiom Capital - Analyst

Mm-hmm. So was that $3 million number the entire sales that -- in other words, did you assume some was picked up by other chains, or was that like the whole amount that you would have sold to Linens ‘n Things.

Jeff Siegel - Lifetime Brands, Inc. - President, CEO

That is the amount that we would have sold to Linens ‘n Things -- that we did sell to Linens ‘n Things last year. We actually did sell to Linens ‘n Things last year. It’s very difficult to say if any of that was picked. We -- I don’t know how to measure that. I really don’t.

Gary Giblen - Axiom Capital - Analyst

Yes. That’s hard. Okay. I mean, how do you feel about your inventory reduction program? It’s a little it hard to read apples to apples. I mean, you’re not going to see reported inventory is down less than the sales was. So that’s -- but, you know, on a same operations basis are you reducing inventories?

Jeff Siegel - Lifetime Brands, Inc. - President, CEO

We are. Remember, the current inventory includes Mikasa inventory that we acquired. Inventory is very much in mind. And having said that, we see opportunities to continue to reduce inventory this year and even into 2010. And we expect to have a significant reduction in inventory by the end of the year. Again, without, you know, hurting our ability to service our customers.

Gary Giblen - Axiom Capital - Analyst

Okay, great. And then, finally, I mean, from where you stand today would you think that wholesale sales would be up in third quarter and fourth quarter as they are running in the second quarter, year over year?

Jeff Siegel - Lifetime Brands, Inc. - President, CEO

I think -- in our opinion they’re going to improve considerably from even where they are now. I would be very disappointed if our wholesale sales in the third and fourth quarter were only similar to last year or slightly above last year.

Gary Giblen - Axiom Capital - Analyst

Okay. And does that reflect that chains are under-inventoried, or are they buying a little more aggressively because of a perceived turn in the consumer? Or, you know, that kind of thing.

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FINAL TRANSCRIPT

May. 07. 2009 / 11:00AM ET, LCUT - Q1 2009 Lifetime Brands, Inc. Earnings Conference Call

Jeff Siegel - Lifetime Brands, Inc. - President, CEO

It’s strictly by market share. We have increased our market share. We know what -- we know pretty much what our placement is for this fall. And assuming the economy doesn’t get considerably worse from where it is now, we think we’re positioned well. If the economy does turn around and retail sales do pick up then things will be that much better. But we can’t anticipate that.

Gary Giblen - Axiom Capital - Analyst

Okay. Thanks, Jeff. Thanks, Larry.

Larry Winoker - Lifetime Brands, Inc. - SVP, CFO

You’re welcome. Thanks.

Operator

(OPERATOR INSTRUCTIONS) And at this time there are no questions in queue.

Jeff Siegel - Lifetime Brands, Inc. - President, CEO

Okay. Thanks for joining us on today’s call. I hope we’ve given you a good idea how we’ve positioned Lifetime to do well, even if the economy remains difficult.

The acquisition of Mikasa, the turnaround of our dinnerware business, the successful implementation of many cost-savings initiatives, and of course the restructuring of our direct-to-consumer business, should all combine to make 2009 a much stronger year. We’ll give you an update on these efforts when we touch base again after the second quarter.

Thank you.

Operator

I am sorry to interrupt. There is a question from Rick Fetterman from Fetterman Investment.

Larry Winoker - Lifetime Brands, Inc. - SVP, CFO

Okay.

Jeff Siegel - Lifetime Brands, Inc. - President, CEO

Sure.

Rick Fetterman - Fetterman Investment - Analyst

Thank you. Glad you caught me. Jeff, there are two comments I’d kind of like to just go back to from the third quarter conference call and make sure that nothing has changed, to the best of your knowledge.

You had mentioned that the full benefit, approximately $15 million in cost savings from various actions that you’ve taken -- that you took last year and continue to take that we’ll probably see a full benefit of in -- on a run rate basis in the second half of this year. Is that still probable?

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FINAL TRANSCRIPT

May. 07. 2009 / 11:00AM ET, LCUT - Q1 2009 Lifetime Brands, Inc. Earnings Conference Call

Larry Winoker - Lifetime Brands, Inc. - SVP, CFO

Hey, Rick. It’s Larry. That is and the savings that Jeff earlier mentioned reflect that. That is the savings in distribution and the savings in SG&A.

Jeff Siegel - Lifetime Brands, Inc. - President, CEO

Plus the savings from the retail -- the closing of the retail stores.

Rick Fetterman - Fetterman Investment - Analyst

Right.

Jeff Siegel - Lifetime Brands, Inc. - President, CEO

That’s still the same. No difference.

Rick Fetterman - Fetterman Investment - Analyst

Okay. The other item was I had asked you in the third quarter conference call if you believed that the Company would be profitable going forward at the then current revenue that just was catalog and internet for the retail portion, and of course wholesale. And that number, $385 million to $400 million, could -- you know, would you be profitable at that level with the reductions that -- the cost cuts that you’ve made. And at that time the answer -- you said you believed it would. Is that -- do you still think that’s a valid number?

Larry Winoker - Lifetime Brands, Inc. - SVP, CFO

We would. I mean, it would be a very disappointing number, but we would be profitable.

Jeff Siegel - Lifetime Brands, Inc. - President, CEO

Very. That would be very disappointing and certainly --

Rick Fetterman - Fetterman Investment - Analyst

Well, I mean, it’d be disappointing for everybody, but it’s still --

Larry Winoker - Lifetime Brands, Inc. - SVP, CFO

Yes. It’s certainly above what I consider to be our breakeven.

Jeff Siegel - Lifetime Brands, Inc. - President, CEO

Yes.

Rick Fetterman - Fetterman Investment - Analyst

Okay. That’s terrific. Thanks a lot and keep up the good work, good progress.

Jeff Siegel - Lifetime Brands, Inc. - President, CEO

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FINAL TRANSCRIPT

May. 07. 2009 / 11:00AM ET, LCUT - Q1 2009 Lifetime Brands, Inc. Earnings Conference Call

Thank you. Progress is right.

Operator

(OPERATOR INSTRUCTIONS) And at this time there are no further questions in queue, and that will conclude today’s conference.

Jeff Siegel - Lifetime Brands, Inc. - President, CEO

Thank you. Thanks all -- thank you all for joining us.

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LIFETIME BRANDS, INC.

Supplemental Information

Reconciliation of GAAP to Non-GAAP Operating Results

(In thousands)

(unaudited)

	Three Months Ended March 31,
	2009	2008
Reconciliation of loss before income taxes and equity in earnings of Grupo Vasconia, S.A.B. as reported to loss before income taxes and restructuring expenses:
Loss before income taxes and equity in earnings of Grupo Vasconia, S.A.B. as reported	$(6,246)	$(11,465)
Add : Restructuring expenses	824	2,880
Loss before income taxes and restructuring expenses	$(5,422)	$(8,585)

Reconciliation of loss from operations as reported to loss from operations excluding restructuring expenses:
Loss from operations as reported	$(3,373)	$(8,784)
Add : Restructuring expenses	824	2,880
Loss from operations excluding restructuring expenses	$(2,549)	$(5,904)

Reconciliation of direct-to-consumer segment loss from operations as reported to direct-to-consumer segment loss from operations excluding restructuring expenses:
Direct-to-consumer segment loss from operations as reported	$(1,500)	$(6,525)
Add : Restructuring expenses	824	2,880
Direct-to-consumer segment loss from operations excluding restructuring expenses	$(676)	$(3,645)